Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information, dated September 6, 2022 included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-1A, File No. 333-264818 and 811-23799) of AB Active ETFs, Inc. (the “Registration Statement”).

We also consent to the inclusion of our report dated August 25, 2022 with respect to the financial statements of AB Tax-Aware Short Duration Municipal ETF and AB Ultra Short Income ETF (the funds comprising AB Active ETFs, Inc.) as of August 8, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 25, 2022